Exhibit 99.1
FOR IMMEDIATE RELEASE:
SERVICE CORPORATION INTERNATIONAL
COMPLETES OFFERING OF $250 MILLION OF SENIOR NOTES
HOUSTON, Texas, November 22, 2010 . . . Service Corporation International (NYSE: SCI) (“SCI”), the largest provider of deathcare products and services in North America, announced today that it had successfully completed its previously announced public offering of $250 million aggregate principal amount of its 7% Senior Notes due 2019. SCI intends to use the net proceeds from the offering to repay indebtedness under its credit facility and for general corporate purposes.
Forward-Looking Statements
Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. SCI cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.
Factors that could cause actual results to differ from those set forth in the forward-looking statements are contained in SCI’s filings with the SEC, which are available at SCI’s website www.sci-corp.com or at the SEC’s web site www.sec.gov. SCI disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise, except as required by applicable law.
About Service Corporation International
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At September 30, 2010, we owned and operated 1,405 funeral service locations and 382 cemeteries (including 218 combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.

For additional information contact:

Investors: Debbie Young — Director / Investor Relations	(713) 525-9088

Media: Lisa Marshall — Managing Director / Corporate Communications	(713) 525-3066